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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 16, 1996


                                VALUE LINE, INC.
             (Exact name of registrant as specified in its charter)

          New York                 0-11306                  13-3139843
(State or other jurisdiction)    (Commission               (IRS Employer
     of incorporation)           File Number)           Identification No.)

220 East 42nd Street, New York, New York                    10017-5891
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code  212-907-1500

                                 Not Applicable
         (Former name or former address, if changed since last report.)


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Item 5.  Other Events.

     On December 16, 1996, the Board of Directors of Value Line, Inc. declared an extraordinary dividend of $15.00 per share payable on January 2, 1997 to holders of record of Common Stock at the close of business on December 26, 1996.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             VALUE LINE, INC.
                                             Registrant

                                             /s/ Howard A. Brecher
Date:  December 17, 1996                     ------------------------------
                                             Howard A. Brecher, Secretary

PDL:psp

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                                Value Line, Inc.
                              220 East 42nd Street
                               New York, NY 10017


For Immediate Release                        Company Contact:  Howard A. Brecher
December 16, 1996                                                 (212) 907-1620

New York - Value Line, Inc. (NASDAQ - VALU). Value Line, Inc. announced that the Board of Directors declared at a meeting this evening an extraordinary dividend of $15.00 per share payable on January 2, 1997 to all record holders of Common Stock as of the close of business on December 26, 1996. The aggregate amount of the dividend will be approximately $149.7 million.

Value Line, Inc. reported revenues for the six months ended October 31, 1996 of $44,804,000, an increase of 5% compared to revenues of $42,839,000 for the six months of fiscal 1996. Operating income for the six months ended October 31, 1996 was $18,445,000 a 4% increase from income of $17,683,000 for the same period of fiscal 1996. Net earnings for the three months and six months ended October 31, 1996 of $7,839,000 and $14,365,000 or $0.79 and $1.44
compared to net earnings of $8,250,000 and $18,474,000 or $0.83 and $1.85 per share at October 31, 1995, respectively. The correction in the financial markets during the first three months of fiscal 1997 as compared to the rapidly rising market during the same period of fiscal 1996 was the primary cause for the decrease in the six months net earnings. Both the second quarter and six month period of fiscal 1996 include proceeds of $2,054,000 from the settlement of a disputed securities trade.

In announcing these results, Jean Bernhard Buttner, Chairman and Chief Executive Officer of Value Line, Inc. also said, "We are pleased to report that in addition to the Company's record high levels of revenues and operating income achieved during the six months ended October 31, 1996, full term subscriptions for all products have risen to new record high levels. The Company's asset management and mutual funds business has also performed well with revenues increasing 13% from last year's level. Our newest product, the Value Line Investment Survey for Windows, launched during July 1996 has been well received by the market. This product is a powerful tool which enables investors to manipulate over 200 data items on more than 5,000 stocks while providing access to the acclaimed Value Line research.

Value Line, Inc. reported record high earnings in four of its last five fiscal years. For the fiscal year ended April 30, 1996. Value Line, Inc. had record earnings of $41.7 million or $4.18 per share.

Mrs. Buttner also stated that this dividend will benefit all shareholders by releasing to them some of the value built up within Value Line, Inc. while they retain their interest in Value Line, Inc.'s core publishing and asset management businesses. Mrs. Buttner noted that this dividend would be paid entirely from retained earnings with funds that Value Line, Inc. had been investing in the Value Line family of mutual funds and marketable securities.
 She noted that Value Line, Inc. would have, after payment of the dividend, shareholders' equity of approximately $88 million and cash and other liquid assets of approximately $142 million, which the management of Value Line, Inc. believes will be more

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than adequate, with future cash flows from operations, to finance current and forecasted operations.

The Board of Directors of Value Line, Inc. had been requested to declare this dividend by Arnold Bernhard & Co., Inc. (AB&Co.) in order to facilitate AB&Co.'s performance of its obligations under an agreement settling a lawsuit that had been pending in the New York State Supreme Court that sought the dissolution of AB&Co. As part of that agreement, AB&Co. will purchase on January 2, 1997 the shares of AB&Co. common stock held by the Arnold Van Hoven Bernhard family and two co-trustees of a trust of which he is an income beneficiary.

Value Line, Inc. is a leading New York-based investment publishing and investment management company. The Value Line Investment Survey is the nation's largest independent advisory service. In addition, the Company provides other investment periodicals, which are produced in both printed and electronic form. Value Line, Inc. provides investment management services to the Value Line Family of 16 no-load mutual funds and to institutional and individual portfolios through its asset management division.


                                    ---END---


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                                Value Line, Inc.

                     Consolidated Summary of Financial Results
                     (in thousands except per share amounts)

                                 For the three                 For the six
                                 months ended                  months ended
                                  October 31,                   October 31,
                              1996           1995           1996          1995
                                             (1)                          (1)
                          ----------     ----------     ----------    ----------
Revenues                    $22,347        $22,811        $44,804       $42,839

Operating Income              9,024         10,134         18,445        17,683

Income from
Securities Transactions       4,040          3,279          5,496        12,601

Income Before Taxes          13,064         13,413         23,943        30,284

Net Earnings                  7,839          8,250         14,365        18,474

Earnings Per Share            $0.79          $0.83          $1.44         $1.85


(1) Revenues and operating income for both the three months and six months ended October 31, 1995 include proceeds of $2,054,000 received in settlement of a disputed securities trade.


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